Press Release

Contact:  Tana Eade-Davis                       FOR IMMEDIATE RELEASE
Phone: 805-239-5200 ext 262                     9:06 AM PT, JULY 19, 2002

Stock Split Press Release

Larry Ward, President and CEO of Heritage Oaks Bancorp, (the Company), announced today that, the Board of Directors of the Company approved a two for one (2 for 1) stock split. The record date for the stock split will be August 2, 2002 and the pay date is scheduled for August 15, 2002. Holders of shares of common stock of Heritage Oaks Bancorp will be issued one additional share of common stock for each share of common owned on the record date of August 2, 2002.

If you have any questions regarding the Company stock, please feel free to contact Tana Eade-Davis, AVP and Shareholder Relations Officer at this office. The stock symbol for Heritage Oaks Bancorp is HEOP. Stock information is also available over the Internet at www.heritageoaksbank.com clicking to stock
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activity.   Our market makers are Hoefer & Arnett, 800-346-5544, and Wedbush
Morgan Securities, 800-234-0480.

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, increased profitability, continued growth, the Banks beliefs as to the adequacy of its existing and anticipated allowances for loan losses, beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the Banks operations, interest rates and financial policies of the United States government, general economic conditions and California's energy crisis. Additional information on these and other factors that could affect financial results are included in its Securities and Exchange Commission filings.


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